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                                                                 EXHIBIT 4.12

                            [NATIONSBANK LETTERHEAD]


March 2, 1999


Danka Holding Company
11201 Danka Circle North
St. Petersburg, Florida


Re: Credit Agreement dated as of December 5, 1998 among Danka Business Systems PLC, a limited liability company incorporated in England and Wales (Registered Number 1101386) ("Danka PLC"), Dankalux Sarl & Co. SCA, a Luxembourg company ("Dankalux"), and Danka Holding Company, a Delaware corporation ("Danka Holding") (Danka PLC, Dankalux and Danka Holding are herein collectively the "Companies"), NationsBank, National Association, a national banking association formerly known as NationsBank, National Association (Carolina), each other Bank signatory hereto (each individually, a "Bank" and collectively, the "Bank"), and NationsBank National Association in its capacity as agent for the Banks (in such capacity, the "Agent"), as amended (the "Credit Agreement"). Capitalized terms contained herein and not otherwise defined shall have the meaning set forth in the Credit Agreement.


Ladies and Gentlemen:

NationsBank, N.A., as Agent under the Credit Agreement has received the agreement of the Majority Banks to the waiver of the enforcement of the financial convenants contained in Section 8.3 of the Credit Agreement and the waiver of any adverse effect resulting therefrom for the Waiver Period, as such term is defined in the letter (the "Request Letter") dated February 18, 1999 from the Companies, a copy of which is attached hereto, subject to the terms and conditions set forth in the Request Letter.



NATIONSBANK, N.A., as Agent


By: /s/ Dewitt W. King III
    -------------------------
    Dewitt W. King III
    Senior Vice President
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                               February 18, 1999

NationsBank, N.A., as Agent
101 North Tryon Street, NC1-001-1504
Charlotte, North Carolina   28255

     Re: Credit Agreement dated as of December 5, 1996 among Danka Business Systems PLC, a limited liability company incorporated in England and Wales (Registered Number 1101386) ("Danka PLC"), Dankalux Sarl & Co. SCA, a Luxembourg company ("Dankalux"), and Danka Holding Company, a Delaware corporation ("Danka Holding") (Danka PLC, Dankalux and Danka Holding are herein each a "Company" and collectively the "Companies"), NationsBank, National Association, a national banking association formerly known as NationsBank, National Association (Carolinas), each other Bank signatory thereto (each individually , a "Bank" and collectively, the "Banks"), and NationsBank, National Association, in its capacity as agent for the Banks (in such capacity, the "Agent"), as amended (the "Credit Agreement")

Ladies and Gentlemen:

     The Companies hereby request that NationsBank, as Agent, seek to obtain from the Banks a waiver of the enforcement of the financial covenants contained in Section 8.3 of the Credit Agreement and a waiver of any adverse effect resulting therefrom, such waiver to be effective as of March 1, 1999 and for a period from March 1, 1999 through the later of (i) August 27, 1999 and (ii) the Extension Date (as defined below) (the "Waiver Period"), subject to the provisions of Section 1 below. The Companies jointly and severally acknowledge and agree that the consent of the Banks and of the

Agent to such waiver shall be subject to the following terms and conditions (to which the Banks and the Agent and the Companies agree by such consent):

     1. As used herein, the term "Extension Date" means the earlier of (i) the date (the "Company Estimated Closing Date") (which may not be later than December 27, 1999 unless a later date is approved by the Majority Banks) that is specified in a certificate (a "Company Extension Request") sent by the Chief Executive Officer of Danka PLC to the Banks (care of the Agent) and containing the information described below and (ii) the date (the "Consummation Date") on which each of (1) the closing of all Affected Transactions (as defined below) shall have occurred, (2) all sales proceeds of such Affected Transactions shall have been received by the Companies (or their affiliates) and (3) the appropriate portion thereof shall have been paid to the Agent as provided in
Section 9 below. There shall be no Extension Date, and the Waiver Period shall accordingly end on August 27, 1999, unless on or before August 17, 1999, a Company Extension Request is received by the Agent which certifies: (i) that a Regulatory Review Condition (as defined below) has occurred and that, as a result thereof, the Companies request an extension of the termination of the Waiver Period, (ii) that a definitive sales contract has been executed and delivered by all parties thereto with respect to each transaction that the Company desires to treat as an Affected Transaction, (iii) in reasonable detail, the conditions constituting each Regulatory Review Condition, the Companies' plans to resolve such conditions and the time by which the Companies reasonably believe such conditions will be so resolved, (iv) in reasonable detail, the Companies' plans with respect to obtaining all required shareholder approval of each Affected Transaction and causing the Consummation Date to occur in respect thereof and the time by which the Companies reasonably believe each material step in such process will be completed and (v) that the Company Estimated Closing Date which has been specified is reasonably related to the matters set forth pursuant to clauses (iii) and (iv) above. The Companies may from time to time obtain an extension of the Company Estimated Closing Date if the facts then in existence demonstrate the need for such




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extension and an additional Company Extension Request specifying the matters set forth in clauses (i) through (v) above has been delivered to the Banks (care of the Agent). "Affected Transactions" are transactions for the sale of the assets or equity of any or all of the Omnifax division of Danka Office Imaging Company ("Omnifax") or the divisions or business unit(s) of the Companies commonly referred to as "DSI" (hereinafter "DSI") or "International" (hereinafter "International") as to which there shall have occurred either (i) Securities and Exchange Commission review of a proxy statement with respect to shareholder approval of such transaction or (ii) any delay in receiving shareholder approval of such transaction due to applicable London Stock Exchange or similar United Kingdom requirements (either of the circumstances described in the foregoing clauses (i) and (ii) being hereinafter referred to as a "Regulatory Review Condition"). Notwithstanding anything to the contrary contained in this letter (this "Request Letter"), the Waiver Period shall terminate on any day (1) which is three (3) days after Agent has delivered to the Companies a written notice stating that the Companies have ceased using all reasonable efforts to resolve any Regulatory Review Condition with respect to any Affected Transaction, to obtain all required shareholder approval with respect to such Affected Transaction or to cause the Consummation Date to occur in respect thereof, in each case as promptly as practicable, unless the same has been remedied in Agent's sole judgment within such three (3) day period,
(2) on which the Chief Executive Officer of Danka PLC shall have failed to certify to the Banks, within five (5) days of any written request therefor sent by the Agent, that the Companies have continuously used, and are continuing to use, all reasonable efforts to, as promptly as practicable, resolve all Regulatory Review Conditions, obtain all required shareholder approvals and cause the Consummation Date to occur with respect to all Affected Transactions, or (3) which is three (3) days after Agent has delivered to the Companies a written notice stating that the Companies have failed to use their best efforts to cause the closing to occur as quickly as possible with respect to the sale of the assets or equity of each of Omnifax, DSI and International, unless the same has been remedied in Agent's sole judgment within such three (3) day period.



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     2. During the Waiver Period the Applicable Margin on (i) outstanding
Offshore Rate Loans (other than any New Loans, as defined below) shall be 2.00%, (ii) outstanding Offshore Rate Loans that are New Loans shall be 3.50% and (iii) outstanding Base Rate Loans that are New Loans shall be 1.50% per annum higher than the Applicable Margin thereon otherwise in effect.

     3. The Companies acknowledge and agree that the Agent has caused its counsel to retain PricewaterhouseCoopers LLP as independent business consultant (the "Consultant") to assess on behalf of the Agent, its counsel and the Banks the operations, finances, and business affairs of Danka PLC and its Subsidiaries and to furnish reports of its findings and recommendations solely to the Agent, its counsel and the Banks. The Companies jointly and severally agree to pay all reasonable fees, costs, and expenses of the Consultant incurred in connection with the performance by the Consultant of its duties described in this paragraph. The Companies shall, and shall cause all Subsidiaries, to cooperate fully and in a timely manner with the Consultant, including its agents and employees.

     4. The Companies acknowledge and agree that the Agent (or appropriate sub-agent) for the benefit of the Banks has been granted, in connection with the waiver request letter dated October 16, 1998 from Danka PLC and its Subsidiaries to the Agent (the "Prior Request Letter"), first priority Liens (subject to certain encumbrances and subject to certain exceptions, exclusions, prior interests or subordinations provided for in the Loan Documents or any amendments thereof entered into after the date of execution thereof (including, without limitation, the Third Amendment and the proposed Fourth Amendment (in such form as may be entered into hereafter) to the Credit Agreement)) on all of the assets of Danka Holding and its Subsidiaries, including but not limited to inventory, accounts receivable, property, plant and equipment, cash, depositary accounts, contract rights and general intangibles, located within the United States (the "Bank Liens") securing the timely payment of certain Loans made pursuant to the Credit Agreement, provided, however, the Banks shall have no security interest, claim or other Lien on any property of, or any equity of, any Restricted Subsidiary or any










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property of any of the Companies or the Subsidiaries which is the subject of a negative pledge agreement pursuant to any agreement or in connection with any transaction described in Section 16 hereof (but solely with respect to the building and other real and personal property financed by the facility referenced in said Section and in any event not more restrictive than the negative pledge agreement currently included in such facility) or in Section 3 of the Third Amendment to Credit Agreement, as supplemented by any subsequent amendment to the Credit Agreement. Danka Holding and its Subsidiaries hereby agree that upon the agreement by the Majority Banks to the waiver requested pursuant to this Request Letter, (i) the Bank Liens will secure the timely payment of any and all Obligations (including, without limitation, all obligations incurred or Loans made at any time prior to, on or after the date hereof pursuant to, or in connection with, the Credit Agreement, the Prior Request Letter or this Request Letter), and (ii) Danka Holdings shall take, and shall cause all of its Subsidiaries to take, as soon as practicable and at their sole cost and expense, all steps that the Agent shall determine to be reasonably necessary or advisable, pursuant to documentation in form and substance satisfactory to the Agent, to cause the Bank Liens to secure the timely payment of any and all Obligations (including, without limitation, all Loans) as provided in clause (i) above.

     5. The Companies shall furnish to the Agent and the Banks as soon as practicable but in any event within thirty (30) days of the end of each calendar month the monthly consolidated balance sheet and consolidated statements of earnings and cash flow of Danka PLC and its Subsidiaries, certified in writing by any representative authorized to provide the certification required by Section 7.1(c) of the Credit Agreement to have been prepared in accordance with United States GAAP in a manner consistent with past practices of Danka PLC, and to the best knowledge of such signatory to be true, correct, and complete in all material respects, subject to necessary audit adjustments. On or before each Wednesday, the Companies shall deliver to the Banks cash flow projections on a weekly basis for a 13-week period and actual results for the prior week, in form consistent with the projections and results






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heretofore delivered to the Banks or such other form as may be reasonably acceptable to the Companies and the Agent.

     6. Nothing contained in this Request Letter or otherwise shall affect the obligation of the Companies to make the repayments of the Term Loans required pursuant to Section 2.9(c) of the Credit Agreement on each and every date referred to on Schedule V to the Credit Agreement which occurs during the Waiver Period.

     7. (a) Notwithstanding anything to the contrary contained in the Credit Agreement, the Prior Request Letter or otherwise, but subject to the provisions of clause (a)(ii) below, during the Waiver Period the Companies shall not be entitled to receive any Loans (other than the New Loans (as defined in clause
(b) below)) under the Credit Agreement or any International Swing Line Loans under the International Swing Line Facility. For purposes of the foregoing limitation, it is hereby understood and agreed that (i) the aggregate outstanding principal amount of all Revolving Loan Outstandings (other than in respect of New Loans) shall not exceed an amount equal to the sum of (1) the Revolving Loan Outstandings as of October 20, 1998 and (2) $90,000,000 and the aggregate outstanding amount of all International Swing Line Loans shall not exceed $65,121,721 and (ii) neither any borrowing of Revolving Loans or Swing Line Loans or International Swing Line Loans (as the case may be) up to the limitations described in this clause (a)(i) hereof, nor any continuations or conversions of Loans pursuant to Section 2.4(a) of the Credit Agreement, shall constitute Loans or International Swing Line Loans that violate the first sentence of this clause (a), or New Loans.

     (b) On or after April 1, 1999, the Companies may borrow, and the Banks shall make, new Revolving Loans during the Waiver Period in an aggregate principal outstanding amount not to exceed the limitations provided for in clause (c) and clause (d) below (the "New Loans"). As a precondition to any New Loan, the Chief Executive Officer or Chief Financial Officer of Danka PLC




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shall have, on or before the date of proposed borrowing of the New Loans, delivered a certificate to the Banks (care of the Agent) certifying in reasonable detail that the then current financial condition (including, without limitation, the then current cash balances and cash flow projections) of the Companies requires the Companies to borrow such New Loans in order for the Companies to be able to operate their businesses in the ordinary course of business (a "Need Certificate").

     (c) The New Loans shall be in an aggregate outstanding amount of not more than $30,000,000 at any one time on or after April 1, 1999 and prior to the date which is one business day following the date on which the proceeds of the sale of the assets or equity of Omnifax (the "Omnifax Proceeds") or DSI (the "DSI Proceeds") shall have been received by the Companies (or their affiliates). Within one business day of such receipt of the Omnifax Proceeds or the DSI Proceeds, the aggregate outstanding principal amount of all New Loans shall be reduced (including, without limitation, as a result of the payment to the Agent of a portion of such sales proceeds pursuant to Section 9 below, such payment to qualify as a reduction in the New Loans notwithstanding the fact that such proceeds shall have also reduced Term Loan Outstandings as provided in said Section 9) to an aggregate amount not in excess of $15,000,000.

     (d) The New Loans shall be in an aggregate outstanding amount of not more than $15,000,000 at any one time on or after one business day following the date of receipt of the Omnifax Proceeds or the DSI Proceeds (as described in clause (c) above) and prior to the date which is one business day following the date on which the proceeds of the sale of the assets or equity of Omnifax or DSI (whichever is the entity not sold first as described in clause (c) above) or International (the "Additional Proceeds") shall have been received by the Companies (or their affiliates). For purposes of calculating the $15,000,000 maximum amount of New Loans described in this clause (d), any payment to the Agent of a portion of the Omnifax Proceeds or DSI Proceeds (as described in clause (c) above) shall






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not be deemed to have reduced the aggregate outstanding amount of New Loans except to the extent that immediately prior to such payment such aggregate outstanding amount exceeded $15,000,000. Within one business day of such receipt of the Additional Proceeds, all New Loans shall be paid in full (including, without limitation, as a result of the payment to the Agent of a portion of such sales proceeds pursuant to Section 9 below, such payment to qualify as a reduction in the New Loans notwithstanding the fact that such proceeds shall have also reduced Term Loan Outstandings as provided in said
Section 9).

     8. During the Waiver Period (i) Danka PLC shall not pay any dividends or make any distributions, (ii) neither the Companies nor any of their Subsidiaries shall make any Acquisitions, and (iii) neither the Companies nor any of their Subsidiaries will make any Investments (except, if the proposed Fourth Amendment to the Credit Agreement becomes effective, as permitted thereby).

     9. During and after the Waiver Period, notwithstanding the provisions set forth in Section 2.9(f)(i) of the Credit Agreement, 60% of the first $200,000,000 of Net Proceeds, 80% of the next $200,000,000 of Net Proceeds and 90% of any additional Net Proceeds shall be paid to the Agent on behalf of the Banks within one business day after receipt of such Net Proceeds by the Companies (or their affiliates) in order to prepay or otherwise permanently reduce Term Loans Outstandings, or if there are no Term Loan Outstandings, Revolving Loan Outstandings (with a simultaneous reduction in Revolving Commitments). As used in this Section 9 and in the Credit Agreement, the term "Net Proceeds" shall mean, with respect to the sale, lease, transfer or other disposition of assets of Danka PLC or any Subsidiary or affiliate thereof (including sales of equity interests in a Subsidiary or other affiliate of Danka PLC or any Subsidiary to a person other than Danka PLC or its Subsidiaries), the cash proceeds from such sale plus the fair market value of all non-cash proceeds, if any, from such sale, less the reasonable expenses of such sale, and taxes actually paid or payable as a result of such sale and any secured Indebtedness required to be repaid in connection with such sale. Notwithstanding anything to




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the contrary contained herein or in the Credit Agreement, there shall not be any deduction in calculating Net Proceeds for, and the Companies shall satisfy out of their portion of Net Proceeds as provided above in this Section 9, any and all payments to Eastman Kodak Company for the purpose of reducing existing accounts payable or otherwise.

     10. The Companies shall pay to the Agent for the benefit of each of the Banks which shall have consented to the waiver requested by this Request Letter a waiver fee equal to 1/8% of such Banks' Commitment.

     11. The Companies shall, at their expense, permit and fully cooperate with the Agent and its representatives in a review and evaluation of all assets of the Companies and their Subsidiaries located in the United States.

     12. The Companies and their Subsidiaries shall use their best efforts at all times during the Waiver Period to maintain existing committed and/or discretionary lines of credit outside the United States of at least $30,000,000; and the Companies shall promptly notify the Agent in writing of any termination of lines of credit outside the United States.

     13. The Companies will be liable for prompt payment of (i) all reasonable legal and other out-of-pocket expenses incurred by any member of the Bank Steering Committee to the extent such expenses relate to the activities of such member on the Bank Steering Committee and (ii) all reasonable fees and expenses of Wachtell, Lipton, Rosen & Katz, Smith Helms Mulliss & Moore, L.L.P. and PricewaterhouseCoopers, as advisors to the Agent.

     14. Neither the Companies nor their Subsidiaries shall incur additional Indebtedness except as permitted by Section 7 hereof or to the extent necessary to comply with Section 12 above.






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     15. The Companies and the Guarantors acknowledge that they have no existing defense, counterclaim, offset, cross-complaint, claim or demand of any kind or nature whatsoever that can be asserted to reduce or eliminate all or any part of their respective liability to pay the full indebtedness outstanding under the terms of the Credit Agreement and any other documents which evidence, guaranty or secure the Obligations (including, without limitation, the Prior Request Letter and this Request Letter). The Companies and the Guarantors hereby release and forever discharge the Agent, the Banks and all of their officers, directors, employees, attorneys, consultants and agents from any and all actions, causes of action, debts, dues, claims, demands, liabilities and obligations of every kind and nature, both in law and in equity, known or unknown, whether matured or unmatured, absolute or contingent.

     16. The Companies shall have received a waiver of violations of the financial covenants incorporated in the tax retention operating lease documents and shall have provided a copy of such waiver to the Agent.

     17. During and after the Waiver Period, in the event that Danka PLC or any of its Subsidiaries shall receive any foreign or United States federal or state tax refunds in an amount (for each individual tax refund or series of related tax refunds) of at least $100,000, an amount equal to 100% of the amount of such tax refunds shall be paid to the Agent on behalf of the Banks to repay or otherwise permanently reduce Term Loan Outstandings, or if there are no Term Loan Outstandings, Revolving Loan Outstandings (with a simultaneous reduction in Revolving Commitments).

     18. Promptly upon their execution, the Companies shall deliver to each Bank true and correct copies of all executed sales contracts with respect to Omnifax, DSI and International, and all proxy statements and other filings in connection with such sales that are filed with the Securities and Exchange Commission, the London Stock Exchange or any other United Kingdom or other foreign








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regulatory authority (to the extent not prohibited by applicable law, rules or regulations). The Companies shall promptly upon obtaining knowledge thereof deliver a notice to the Banks (care of the Agent) specifying the first date on which the Companies (or their affiliates) are entitled to receive any sales proceeds with respect to the sale of Omnifax, DSI or International, and further specifying the reasons for any delay in such date of receipt that may be agreed to by the Companies.

     19. On or before April 30, 1999, the Companies will deliver to the members of the Bank Steering Committee the proposed business plan for the Companies for the five year period following the Waiver Period, and the proposed restructuring proposal of the Companies for the restructuring after the Waiver Period of all outstanding Loans and other Obligations under the Credit Agreement.

     20. The provisions of this Request Letter supersede any provisions of the Credit Agreement, the other Loan Documents, the International Swing Line Agreements and the Prior Request Letter to the extent they are inconsistent herewith.

     The Companies further acknowledge and agree that any breach during the Waiver Period in the timely performance, observance, or fulfillment of any of the terms or conditions stated above shall constitute an Event of Default under the Credit Agreement and, unless the Majority Banks shall otherwise agree in writing, shall terminate the effectiveness of any waiver obtained by the Agent from the Banks pursuant to this Request Letter. The Companies further acknowledge and agree that, except to the extent expressly modified by the provisions of this Request Letter, nothing contained herein is intended to or shall limit any of the provisions of the Loan Documents as currently in effect, except that, should the Agent obtain the waiver of Section 8.3 of the Credit Agreement requested hereby, the enforcement of such provisions shall be waived during the Waiver Period as well as any adverse effect resulting therefrom, subject to the Companies' full and timely compliance with the terms and conditions





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of such waiver stated above; provided, however, that an Event of Default shall be deemed to have occurred as of the last day of the Waiver Period if Danka PLC and its Subsidiaries are not in compliance with any of the financial covenants set forth in Section 8.3 of the Credit Agreement as of such day, using, in the case of clauses (i) or (iii) of said Section, the relevant financial information for Danka PLC and its Subsidiaries for the twelve-month period most recently ended before such day of measurement (rather than the four fiscal quarter period otherwise required by such covenants). Capitalized terms used herein without definition shall have the meanings ascribed thereto in the Credit Agreement.

                                               Very truly yours,


                                               DANKA BUSINESS SYSTEMS PLC

                                               By: _________________________
                                               Name: _______________________
                                               Title: ______________________



                                               DANKA HOLDING COMPANY

                                               By: _________________________
                                               Name: _______________________
                                               Title: ______________________



                                               DANKALUX SARL & CO. SCA

                                               By: DANKALUX SARL, COMMANDITE

                                               By: _________________________
                                               Name: _______________________
                                               Title: ______________________



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
The Guarantors hereby consent to the foregoing:

                                          AMERICAN BUSINESS CREDIT CORPORATION

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          AMERITREND CORPORATION

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          CORPORATE CONSULTING GROUP, INC.
                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          DI INVESTMENT MANAGEMENT, INC.
                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          DANKA IMAGING DISTROBITOPM.INC.
                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________





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





                                          DANKA MANAGEMENT COMPANY, INC.

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          DANKA OFFICE IMAGING COMPANY

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          DYNAMIC BUSINESS SYSTEMS, INC.

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          HERMAN ENTERPRISES, INC.

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________



                                          KIS IMAGING SERVICES, INC.

                                          By: _________________________
                                          Name: _______________________
                                          Title: ______________________





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